
                                                                                                              Exhibit 12

                                                         GTE CORPORATION AND SUBSIDIARIES

                                            CONSOLIDATED STATEMENTS OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                                               (Thousands of Dollars)

                                                                    (Unaudited)


                                           Nine Months Ended               Years Ended December 31
                                          September 30, 1996   1995         1994         1993        1992        1991
  Net earnings available for fixed charges:
     Income from continuing operations       $2,014,067     $2,537,949  $2,440,869   $  971,978  $1,760,704  $1,491,317
     Add (deduct) -
        Income taxes                          1,227,170      1,466,426   1,532,482      567,747     966,589     662,860
        Interest expense                        857,013      1,150,625   1,139,233    1,298,234   1,475,670   1,574,746
        Capitalized interest (net of
          amortization)                          (9,963)       (22,971)     (6,045)      (3,421)     (4,931)    (14,791)
        Preferred stock dividends of Parent        -             5,598       9,910       17,825      26,331      36,785
        Dividends on preferred securities of
           subsidiaries                          80,007         98,604      18,252       22,162      23,429      25,317
        Additional income requirement on preferred
           dividends of subsidiaries              7,659          9,664      11,426       12,739      12,671      11,006
        Minority interests                      117,889        145,437     140,464      112,335     112,425     103,626
        Portion of rent expense representing
           interest                              97,608        128,034     139,715      153,058     196,533     210,698
                                              4,391,450      5,519,366   5,426,306    3,152,657   4,569,421   4,101,564
     Deduct - Minority interests               (196,921)      (246,678)   (242,937)    (236,944)   (248,979)   (247,284)
                Adjusted earnings available
                    for fixed charges from
                    continuing operations    $4,194,529     $5,272,688  $5,183,369   $2,915,713  $4,320,442  $3,854,280

  Fixed Charges:
     Interest charges                        $  857,013     $1,150,625  $1,139,233   $1,298,234  $1,475,670  $1,574,746
     Dividends on preferred secrities
        of subsidiaries                          80,007         98,604      18,252       22,162      23,429      25,317
     Additional income requirement on preferred
        dividends of subsidiaries                 7,659          9,664      11,426       12,739      12,671      11,006
     Portion of rent expense representing
            interest                             97,608        128,034     139,715      153,058     196,533     210,698
                                              1,042,287      1,386,927   1,308,626    1,486,193   1,708,303   1,821,767
     Deduct - Minority interests                (50,564)       (70,052)    (68,096)     (78,421)    (86,504)    (89,479)
             Adjusted fixed charges          $  991,723     $1,316,875  $1,240,530   $1,407,772  $1,621,799  $1,732,288

  Ratio of Earnings to Fixed Charges - continuing
     operations                                    4.23           4.00        4.18         2.07        2.66        2.22
